Exhibit 99.01

KANA Software Reports Nine-month / Third-Quarter 2008 Financial Results

19% year-over-year revenue increase for first nine months;

Cost-structure improvements to generate nearly $3M annualized savings

Menlo Park, CA, October 29, 2008 – KANA Software, Inc. (OTCBB: KANA.OB), a world leader in multi-channel customer service, today announced financial results for the first nine months and third quarter ended September 30, 2008.

Company Highlights:

•

KANA’s total revenues for the first nine months of 2008 were $51.6 million, a 19% increase from $43.3 million in the same period in 2007. The company’s revenues in the third quarter of 2008 were $16.7 million, a 1% decrease compared to $16.8 million in the same period in 2007.

•

License revenue for the first nine months of 2008 was $15.0 million, a 16% increase over $12.9 million in the first nine months of the previous year. License revenue for the third quarter of 2008 was $5.3 million, an 8% decrease from $5.8 million in the third quarter of 2007.

•

Service revenue for the first nine months of 2008 was $36.6 million, a 21% increase from $30.3 million for the first nine months of 2007. Service revenue for the third quarter of 2008 was $11.3 million, a 3% increase from the $11.0 million for the third quarter of 2007.

•	For the fifth consecutive quarter, KANA achieved non-GAAP operating profit and net income.

•	KANA focused on optimizing the company’s cost structure and took actions during the quarter that are expected to achieve $2.9 million in annualized savings .

•

Customers making new and follow-on purchases of KANA solutions in 2008 have included Aegon, Aetna, AT&T Mobility, Barclays, Best Buy, Best Western International, Com Hem, General Motors, PNC Financial Services Group, Sprint, Verizon and Yahoo.

•	KANA is on track and on schedule with its plans to jointly market, sell and support a next-generation customer service solution with IBM in 2009.

•

KANA continued to receive numerous product and innovation awards, and was recently named a leader in the 2008 Forrester Wave for Interaction-Centric Customer Service Software. Forrester conducted an in-depth assessment of 10 vendors in KANA’s category, Interaction-centric Customer Service software, evaluating them on 160 criteria. KANA earned perfect scores in over half the criteria, including product strategy, integration, usability, scalability, performance, security and time-to-value. Forrester’s recognition followed honors earlier this year from CRM Magazine, KMWorld Magazine and Customer Interaction Solutions® magazine.

The Company reported a net loss in accordance with generally accepted accounting principles in the United States (GAAP) of $1.1 million, or $0.03 per share, for the first nine months of 2008, compared to a loss of $8.6 million or $0.23 per share for the first nine months of 2007. For the third quarter of 2008, KANA reported a GAAP net loss of $887,000, or $0.02 per share, versus a GAAP net loss of $1.3 million, or $0.03 per share, for the quarter ended September 30, 2007.

For the first nine months of 2008, KANA reported non-GAAP net income of $1.5 million, or $0.04 per diluted share, as compared to a non-GAAP net loss of $5.6 million, or $0.15 per share, for the first nine months of 2007. For the third quarter of 2008, KANA reported non-GAAP net income of $863,000, or $0.02 per diluted share, as compared to $156,000, or $0.00 per diluted share, in the third quarter of 2007. KANA’s quarterly non-GAAP net income (loss) was calculated by adding back accounting charges for stock-based compensation expense measured in accordance with SFAS 123R, amortization of acquired intangible assets, and restructuring expense to KANA’s GAAP net loss.

“KANA is executing on our parallel initiatives of revenue growth and cost-structure improvements in the first nine months of 2008, even in the face of worldwide economic difficulties,” said Michael Fields, KANA’s chief executive officer. “KANA is continuing its resurgence as an international leader in multi-channel customer service.”

Mr. Fields noted that large enterprises continue to show strong demand for the company’s software and services.

Mr. Fields said, “The economic downturn has not affected our fiscal 2008 growth projections of $69 million to $72 million in revenue and at least 5% in non-GAAP operating income. We expect to achieve positive cash flow in the fourth quarter of 2008, even as elongated payment and sales cycles defer fiscal-year positive cash flow to 2009.”

Mr. Fields continued, “Enterprises throughout the world are sharpening their focus on customer service in the face of current economic challenges. Our recent seven-figure transactions with a leading US retail chain and one of the most prominent US health insurance providers are indications of the tremendous emphasis large enterprises are putting on customer service and customer retention.”

“In a tough economy, large companies are intent on maximizing customer retention,” Mr. Fields said, “and they are turning to KANA’s multi-channel customer service.”

Investor Conference Call Information

KANA’s management team will host a conference call today at 4:30PM EDT (1:30PM PDT) where it will discuss the Company’s reported quarterly financial results and financial outlook. The live webcast can be accessed by visiting the investor relations section of KANA’s website at www.KANA.com. The call can be accessed via phone by dialing 617.614-4927. The pass code 92419823 will be required. A digital recording will be provided by telephone two hours after the completion of the conference call through midnight on November 5, 2008. To access the replay, please dial(617) 801-6888 and enter passcode 61499902. The replay will also be available on the company’s website for one year. The conference call and supplemental financial information will also be available on the investor relations portion of the KANA website.

About KANA

KANA is a world leader in multi-channel customer service. KANA’s integrated solutions allow companies to deliver consistent, managed service across all channels, including email, chat, call centers and Web self-service, so customers have the freedom to choose the service they want, how and when they want it. KANA’s clients report double-digit increases in customer satisfaction, while reducing call volumes by an average of 20 percent. KANA’s award-winning solutions are proven in more than 600 companies worldwide, including approximately nine tenths of the world’s largest 100 companies. For more information visit www.KANA.com.

Non-GAAP Financial Measures

To supplement our financial results presented on a GAAP basis, we use the non-GAAP measures indicated in the attached table, which exclude certain expenses including stock-based compensation, that we believe are helpful in understanding our past financial performance and our future results. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.

Cautionary Note Regarding Forward-looking Statements Under the Private Securities Litigation Reform Act of 1995: Information in this release regarding KANA’s forecasts, projections, expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to KANA as of the date of this release, which will likely change and we assume no obligation to update any such forward-looking statement. These statements include statements about anticipated growth, profitability, cash flow, timing of the next generation customer service solution to be marketed with IBM, demand for KANA’s software and services, and customers’ expected benefits and results from KANA applications. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include, but are not limited to: competition in our marketplace, including introductions of new products or services, or reductions in prices, by competitors; risks associated with lack of market acceptance of KANA’s products or services; inability to enhance and develop our products and services within budget and on schedule; inability to attract and retain qualified employees, to manage cash and expenditures or to expand sales; KANA’s history of losses; the effect of potential military action and terrorist activities; and slow economic conditions, particularly as they affect spending by our prospective customers on multi-channel customer service and similar enterprise software products. These and other factors are risks associated with our business that may affect our operating results and are discussed in KANA’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.

NOTE: KANA is a registered trademark of KANA Software, Inc. All other company and product names may be trademarks of their respective owners.

Contact:

Investors

KANA Software

650-614-8160

InvestorRelations@KANA.com

Press/Media

PAN Communications

Erica Burns, 978-474-1900

KANA@pancomm.com

Kana Software, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2008	December 31, 2007
Assets
Cash and cash equivalents	$1,615	$4,306
Accounts receivable, net	12,505	10,247
Other current assets	1,949	2,391

Total current assets	16,069	16,944
Restricted cash, long-term	751	771
Property and equipment, net	2,261	2,292
Goodwill	12,415	12,500
Acquired intangible assets, net	1,851	2,226
Other assets	468	667

Total Assets	$33,815	$35,400

Liabilities and Stockholders’ Equity
Line of credit	$2,000	$1,177
Notes payable, current portion	874	1,873
Accounts payable	4,242	2,943
Accrued liabilities	5,150	5,486
Accrued restructuring	1,384	1,261
Deferred revenue	13,144	15,825

Total current liabilities	26,794	28,565
Deferred revenue, long-term	145	297
Accrued restructuring, long-term	487	1,491
Notes payable, long-term	1,063	110
Other long-term liabilities	413	531

Total liabilities	28,902	30,994
Total stockholders’ equity	4,913	4,406

Total Liabilities and Stockholders’ Equity	$33,815	$35,400

Kana Software, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
License fees	$5,310	$5,793	$15,005	$12,920
Services	11,344	11,048	36,587	30,348

Total revenues	16,654	16,841	51,592	43,268

Costs and expenses:
Cost of license fees	232	415	790	942
Cost of services	4,676	4,084	15,434	10,820
Amortization of acquired intangible assets	125	125	375	164
Sales and marketing	5,294	6,443	16,566	19,296
Research and development	3,408	3,048	10,168	9,783
General and administrative	2,608	2,888	8,433	9,511
Restructuring costs	1,064	567	582	567

Total costs and expenses	17,407	17,570	52,348	51,083

Loss from operations	(753)	(729)	(756)	(7,815)
Interest and other income (expense), net	(91)	(506)	(258)	(612)

Loss before income tax expense	(844)	(1,235)	(1,014)	(8,427)
Income tax expense	(43)	(32)	(89)	(133)

Net loss	$(887)	$(1,267)	$(1,103)	$(8,560)

Basic net loss per share	$(0.02)	$(0.03)	$(0.03)	$(0.23)

Shares used in computing basic net loss per share	41,212	37,061	41,212	36,487

Stock-based compensation included in the expense line items:
Cost of services	$71	$102	$256	$226
Sales and marketing	160	194	500	658
Research and development	87	120	260	261
General and administrative	243	315	667	1,099

	$561	$731	$1,683	$2,244

Reconciliation of GAAP net loss to non-GAAP net income (loss):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net loss, GAAP	$(887)	$(1,267)	$(1,103)	$(8,560)
Non-GAAP adjustments:
Stock-based compensation	561	731	1,683	2,244
Restructuring	1,064	567	582	567
Amortization of acquired intangible assets	125	125	375	164

Net income (loss), non-GAAP	$863	$156	$1,537	$(5,585)

Net income (loss) per share, non-GAAP
Basic	$0.02	$0.00	$0.04	$(0.15)

Diluted	$0.02	$0.00	$0.04	$(0.15)

Shares used in per share calculation
Basic	41,212	37,061	41,212	36,487

Diluted	41,241	38,013	41,300	36,487

Kana Software, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
OPERATING ACTIVITIES
Net loss	$(887)	$(1,267)	$(1,103)	$(8,560)
Adjustments to reconcile net loss to net cash used in operating acitivities:
Depreciation and amortization	340	245	927	748
Amortization of acquired intangible assets	125	125	375	164
Employee and non-employee stock-based compensation	561	731	1,683	2,244
Provision for doubtful accounts	2	(176)	7	41
Non-cash interest accretion	23	90	100	153
Restructuring costs	784	327	302	327
Changes in operating assets and liabilities:
Accounts receivable	(981)	371	(2,370)	(71)
Prepaid expenses and other assets	292	53	641	228
Accounts payable and accrued liabilities	764	(1,327)	814	(1,718)
Accrued restructuring	(224)	(439)	(919)	(1,503)
Deferred revenue	(2,094)	(2,473)	(2,703)	(688)

Net cash used in operating activities	(1,295)	(3,740)	(2,246)	(8,635)

INVESTING ACTIVITIES
Purchases of property and equipment	(315)	(716)	(1,159)	(1,399)
Acquisition, net of cash acquired	—	—	85	(762)
Restricted cash	10	(6)	10	(14)

Net cash used in investing activities	(305)	(722)	(1,064)	(2,175)

FINANCING ACTIVITIES
Net borrowings under line of credit	774	1,763	2,885	5,938
Repayments under notes payable	(752)	(562)	(2,162)	(840)
Borrowings under notes payable	—	—	—	71
Proceeds from issuance of common stock	—	172	—	1,286

Net cash provided by financing activities	22	1,373	723	6,455

Effect of exchange rate changes on cash and cash equivalents	(19)	56	(104)	77

Net decrease in cash and cash equivalents	(1,597)	(3,033)	(2,691)	(4,278)
Cash and cash equivalents at beginning of period	3,212	4,474	4,306	5,719

Cash and cash equivalents at end of period	$1,615	$1,441	$1,615	$1,441